EXHIBIT 99.1

Summit Midstream Partners, LP 1790 Hughes Landing Blvd, Suite 500 The Woodlands, TX 77380

Summit Midstream Partners, LP Reports First Quarter 2019 Financial Results

▪	Net cash provided by operating activities totaled $52.7 million for the first quarter of 2019 compared to $51.2 million for the prior-year period
▪	2019 adjusted EBITDA guidance affirmed at $295 million to $315 million
▪	2019 capex guidance expected to trend toward low end of $150 million to $175 million range
▪	2019 outlook is supported by 16 drilling rigs currently running upstream of SMLP gathering systems, including 14 in our Core Focus Areas, and more than 100 DUCs in customer inventory
▪	Closing of strategic actions and financial discipline generate first quarter 2019 distribution coverage of 1.7x

The Woodlands, Texas (May 9, 2019) – Summit Midstream Partners, LP (NYSE: SMLP) announced today its financial and operating results for the three months ended March 31, 2019.  SMLP reported a net loss of $36.9 million for the first quarter of 2019, compared to a net loss of $3.8 million for the prior-year period.  Net loss in the first quarter of 2019 included $45.0 million of non-cash, long-lived asset impairments.  Net cash provided by operating activities totaled $52.7 million for the first quarter of 2019, compared to $51.2 million for the prior-year period.  Adjusted EBITDA totaled $69.0 million and distributable cash flow (“DCF”) totaled $40.2 million for the first quarter of 2019, compared to $70.3 million and $44.2 million, respectively, for the prior-year period.

Leonard Mallett, interim President and Chief Executive Officer, commented, “Our financial results for the first quarter of 2019 were generally in line with our expectations.  Our outlook for the balance of 2019 remains strong and is supported by 16 active rigs currently running upstream of our gathering systems and more than 100 DUCs that our customers maintain in inventory.  This customer activity is the best indicator of future growth, and gives us visibility for the pace of volume throughput and adjusted EBITDA throughout the balance of the year, with significant growth expected from our Core Focus Areas, which include the Utica, Williston, DJ and Permian segments.  As such, we are affirming our 2019 adjusted EBITDA guidance of $295 million to $315 million.  Our first quarter financial results enabled us to generate a strong distribution coverage ratio of 1.7x and we expect this metric will continue to strengthen, in line with adjusted EBITDA growth, throughout the year.”

“Our team continues to focus its efforts to successfully execute on key projects, including the completion and commissioning of our new 60 MMcf/d processing plant in the DJ Basin, which is expected this quarter, increasing the utilization and efficiency of our newly-commissioned Permian Basin gathering and processing assets, and the development of the Double E Pipeline Project.  The DJ plant commissioning and expected volume ramp on the Permian system, together with new pad connections in the Williston Basin and infill drilling and completion activities behind our SMU system, represent near-term catalysts that we expect will drive volume and adjusted EBITDA growth higher throughout the balance of 2019.  In addition, we are actively evaluating opportunities to further strengthen the balance sheet and accelerate deleveraging, including non-core asset sales.”

Closing of Strategic Actions

On March 22, 2019, SMLP closed on the sale of Tioga Midstream to affiliates of Hess Infrastructure Partners LP for cash consideration of approximately $90 million, with the net proceeds used to reduce debt outstanding under the revolving credit facility.  In connection with this sale, SMLP executed an Equity Restructuring transaction, which included the elimination of SMLP’s IDRs, the prepayment of $100.0 million of the Deferred Purchase Price Obligation (“DPPO”), and an agreement to fix the remaining obligation due in 2020 at $303.5 million. The $100.0 million DPPO prepayment was funded in April 2019.  These transactions, coupled with a reduction in SMLP’s common unit distribution, have placed SMLP in a stronger financial position with increased levels of retained cash flow and enhanced financial flexibility.

Double E Pipeline Project Update

SMLP continues to advance the Double E Pipeline Project (“Double E”), which will provide natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around Waha, Texas.  SMLP has executed multiple binding precedent agreements for long-term, firm transportation service, and continues

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to work closely with its anchor shipper and potential equity partner, Exxon Mobil Corporation, regarding most aspects of project development.  In addition, SMLP has refined the scope for Double E to enable approximately 1.35 Bcf/d of initial natural gas transportation capacity to Waha.  Additional throughput capacity could be achieved at a later date with the installation of compression facilities.  SMLP is engaged in active dialogue with the Federal Energy Regulatory Commission and has submitted certain resource reports for Double E, which represents a key component of the section 7(c) application process.

First Quarter 2019 Segment Results

The following table presents average daily throughput by reportable segment:

	Three months ended March 31,
	2019	2018
Average daily throughput (MMcf/d):
Utica Shale	286	356
Williston Basin	16	18
DJ Basin	21	14
Permian Basin	15	—
Piceance Basin	485	564
Barnett Shale	260	263
Marcellus Shale	379	522
Aggregate average daily throughput	1,462	1,737

Average daily throughput (Mbbl/d):
Williston Basin	103.0	85.0
Aggregate average daily throughput	103.0	85.0

Ohio Gathering average daily throughput (MMcf/d) (1)	711	771

__________

(1) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

Utica Shale

The Utica Shale reportable segment includes Summit Midstream Utica (“SMU”), a natural gas gathering system located in Belmont and Monroe counties in southeastern Ohio.  SMU gathers and delivers dry natural gas to interconnections with a third-party intrastate pipeline that provides access to the Clarington Hub.

Segment adjusted EBITDA for the first quarter of 2019 totaled $6.2 million, up from $5.8 million in the fourth quarter of 2018.  Volume throughput averaged 286 MMcf/d in the first quarter of 2019, and included 205 MMcf/d of volumes gathered from pad sites directly connected to the SMU system, and 81 MMcf/d from the TPL-7 Connector project, which generates a substantially lower gathering margin.  Volumes from pad sites directly connected to the SMU system increased by 22.8% compared to the fourth quarter of 2018, due to the completion of four wells late in the fourth quarter of 2018 and the completion of four additional wells in the first quarter of 2019.  In April 2019, our anchor customer mobilized a drilling rig upstream of our SMU system.  Based on our expectation for additional well connections in 2019, we anticipate the mix of volumes throughout 2019 to continue to shift toward higher margin pad site volumes.  As a result, we expect disproportionally higher segment adjusted EBITDA growth relative to total volume growth.

First quarter of 2019 volumes were negatively impacted by approximately 44 MMcf/d of temporary volume curtailments resulting from (i) 18 MMcf/d associated with producer equipment issues upstream of our gathering system and (ii) 26 MMcf/d associated with infill drilling and completion activities on existing pad sites.  The operational issues have been remediated and pipeline flows have been restored; however, we estimate that this interruption, along with associated operating expenses related to remediation activities on the SMU system, negatively impacted our segment adjusted EBITDA by approximately $0.7 million in the first quarter of 2019.  The 26 MMcf/d of temporary curtailments associated with infill drilling and completion activities are estimated to have negatively impacted our segment adjusted EBITDA in the first quarter of 2019 by approximately $0.8 million, but these curtailments were anticipated.

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Ohio Gathering

The Ohio Gathering reportable segment includes our ownership interest in the Ohio Gathering system, a natural gas gathering system spanning the condensate, liquids-rich and dry gas windows of the Utica Shale in Harrison, Guernsey, Noble, Belmont and Monroe counties in southeastern Ohio, as well as our ownership interest in Ohio Condensate, a condensate stabilization facility located in Harrison County, Ohio.  Segment adjusted EBITDA for the Ohio Gathering segment includes our proportional share of adjusted EBITDA from Ohio Gathering and Ohio Condensate, based on a one-month lag.

Segment adjusted EBITDA for the first quarter of 2019 totaled $9.2 million, down from $10.4 million in the fourth quarter of 2018.  Volume throughput on the Ohio Gathering system averaged 711 MMcf/d, gross, in the first quarter of 2019, compared to 780 MMcf/d, gross, in the fourth quarter of 2018.  Lower volumes were partially offset by 22 new well connections in the first quarter of 2019, including 12 new wells that were connected at the end of the quarter and are expected to have a more meaningful impact on volumes in the second quarter of 2019.  Producer activity in our service area continues to be steady with three drilling rigs currently operating upstream of the Ohio Gathering system, supplemented by 26 drilled but uncompleted wells (“DUCs”) that our customers have in inventory.  This activity, which remains primarily focused on the condensate window of the play, supports our expectation for volume growth throughout the balance of 2019.

Williston Basin

The Polar and Divide and Bison Midstream systems provide our midstream services for the Williston Basin reportable segment.  The Polar and Divide system gathers crude oil in Williams and Divide counties in North Dakota and delivers to third-party intra- and interstate pipelines as well as third-party rail terminals.  The Polar and Divide system also gathers and delivers produced water to various third-party disposal wells in the region.  Bison Midstream gathers associated natural gas production in Mountrail and Burke counties in North Dakota and delivers to third-party pipelines serving a third-party processing plant in Channahon, Illinois. The Tioga Midstream system provided midstream services for our Williston Basin reportable segment until March 22, 2019, when it was sold.  Tioga Midstream was a crude oil, produced water and associated natural gas gathering system in Williams County, North Dakota.

Segment adjusted EBITDA for the Williston Basin segment totaled $18.7 million in the first quarter of 2019, down from $21.9 million in the fourth quarter of 2018.  Lower segment adjusted EBITDA was primarily related to lower liquids volume, which averaged 103.0 Mbbl/d in the first quarter of 2019, down 5.4% from the fourth quarter of 2018.  Liquids volumes were lower in the first quarter of 2019 due to natural production declines associated with 44 new wells that were commissioned in the second half of 2018. These lower liquids volumes were partially offset by higher volumes from four new wells that were commissioned in the first quarter of 2019.  In the first quarter of 2019, we enhanced our crude oil gathering system in our Williams County service area, which increased system capacity by approximately 25 Mbbl/d.  This segment of our gathering system has experienced increased producer activity levels and attractive well results of late, and we expect that this system expansion will facilitate additional volume growth in this area going forward.

Relative to the fourth quarter of 2018, segment adjusted EBITDA in the first quarter of 2019 was also impacted by lower natural gas volumes primarily due to natural production declines, unfavorable weather, and lower volumes and lower gathering rates on the Tioga Midstream system, which was sold in March 2019.

Our Williston Basin customers are currently operating four drilling rigs upstream of our gathering systems, which, combined with the 49 DUCs that our customers have in inventory, support our expectations for higher liquids volumes in the second half of 2019.

DJ Basin

The DJ Basin reportable segment includes the Niobrara Gathering & Processing system (“Niobrara G&P”), an associated natural gas gathering and processing system located in the DJ Basin in northeastern Colorado.  Niobrara G&P delivers residue gas to the Colorado Interstate Gas pipeline and processed NGLs to the Overland Pass Pipeline.

Segment adjusted EBITDA for the first quarter of 2019 totaled $2.7 million, down from $3.0 million in the fourth quarter of 2018.  Lower segment adjusted EBITDA was primarily attributable to unfavorable customer volume mix and higher operating expenses.  Volume throughput averaged 21 MMcf/d in the first quarter of 2019, our second consecutive quarter operating at full processing capacity.  We are currently completing and commissioning a 60 MMcf/d processing plant expansion, which we expect to place into service in the second quarter of 2019.  This new plant will enable higher volume throughput and will immediately facilitate segment adjusted EBITDA growth, with a full quarter’s impact beginning in the third quarter of 2019.

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Certain of our DJ Basin gathering and processing contracts include reimbursement mechanisms that are tied to pad connection capital expenditures.  These mechanisms provide SMLP with downside protection; however, the volume throughput associated with this capital has no impact on reportable segment adjusted EBITDA until the capital is fully reimbursed.  If these mechanisms were not in place, we estimate that our first quarter of 2019 reportable segment adjusted EBITDA would have been approximately $0.6 million higher.

Our customers are currently operating one drilling rig in our DJ Basin service area, and they commissioned 34 new wells upstream of the Niobrara G&P system in the first quarter of 2019.  During the fourth quarter of 2018 and the first quarter of 2019, our customers operated as many as six rigs on acreage dedicated to SMLP.  We expect to see significant increases in volume throughput associated with this drilling activity, together with the 25 DUCs that we expect to be completed across the remainder of 2019.

Permian Basin

The Permian Basin reportable segment includes Summit Midstream Permian (“Summit Permian”), an associated natural gas gathering and processing system located in the northern Delaware Basin in southeastern New Mexico.  Summit Permian operates the 60 MMcf/d Lane Gathering & Processing system (“Lane G&P”), which delivers residue gas to the Transwestern Pipeline and processed NGLs to the Lone Star Express pipeline.

Segment adjusted EBITDA for the first quarter of 2019 totaled ($0.6) million, compared to ($0.3) million in the fourth quarter of 2018.  We initiated operations on the Lane G&P system late in the fourth quarter of 2018, and fully commissioned the 60 MMcf/d processing plant in the first quarter of 2019. First quarter of 2019 volume throughput averaged 15 MMcf/d.  Segment adjusted EBITDA in the first quarter of 2019 was negatively impacted by (i) volume throughput that included a relatively high mix of lower-margin, off-system gas that was used to facilitate the commissioning process, (ii) higher operating expenses related to the commissioning process, and (iii) lower plant recoveries and higher fuel consumption related to the continued commissioning of the plant throughout the quarter.  All of these issues are expected to normalize given the full commissioning of the Lane G&P system in the first quarter of 2019 and as utilization rates increase throughout the balance of 2019.

We connected four new wells upstream of our Lane G&P system in the first quarter of 2019 and we expect to commission a new compressor station in the second quarter of 2019 that will enable higher volume throughput compared to first quarter of 2019 levels.  Our Permian Basin customers are currently operating five drilling rigs in our service area.

Legacy Areas

Our Legacy Areas, which include our Piceance Basin, Barnett Shale, and Marcellus Shale reportable segments, are located in production basins in which we expect our gathering systems to experience relatively lower long-term growth and to represent a minority of our capital expenditures.  Our Legacy Areas are served by the Grand River system for the Piceance Basin reportable segment, the DFW Midstream system for the Barnett Shale reportable segment, and the Mountaineer Midstream system for the Marcellus Shale reportable segment.

Segment adjusted EBITDA for the Piceance Basin, Barnett Shale, and Marcellus Shale reportable segments totaled $42.5 million in the first quarter of 2019, down from $45.8 million in the fourth quarter of 2018.  Lower total reportable segment adjusted EBITDA for our Legacy Areas was driven primarily by lower volume throughput, which on an aggregate basis for these three reportable segments declined 4.9% compared to the fourth quarter of 2018.  First quarter of 2019 segment adjusted EBITDA was also negatively impacted by contractual step-downs in certain of our Piceance Basin MVCs. Total segment adjusted EBITDA exceeded total segment capital expenditures for our Legacy Areas in the first quarter of 2019 by $41.3 million.

Our Legacy Area results in the first quarter of 2019 benefited from high activity levels in our Barnett Shale reportable segment.  Volume throughput on our DFW Midstream system averaged 260 MMcf/d in the first quarter of 2019 and was driven by continued strong performance from five new wells that were commissioned in September 2018, along with attractive initial production levels from four new wells that were commissioned in January 2019.  Our Barnett Shale customers are currently operating one drilling rig upstream of our gathering system.

Volume declines in the first quarter of 2019 for our Marcellus Shale reportable segment moderated compared to declines experienced in the prior two quarters, as production rates began to level off for 35 new wells that were commissioned from the first quarter of 2017 through the first quarter of 2018.  In April 2019, our anchor customer mobilized a drilling rig upstream of our Mountaineer Midstream system.  We expect higher volumes associated with this drilling activity beginning in the fourth quarter of 2019.

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MVC Shortfall Payments

SMLP billed its customers $12.5 million in the first quarter of 2019 related to MVC shortfalls.  For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned.  In the first quarter of 2019, SMLP recognized $20.7 million of gathering revenue associated with MVC shortfall payments.  SMLP also recognized ($4.2) million of adjustments to MVC shortfall payments in the first quarter of 2019, primarily related to future expected shortfall payments from customers in the Williston Basin segment and the Barnett Shale segment.  SMLP’s MVC shortfall payment mechanisms contributed $16.5 million of total adjusted EBITDA in the first quarter of 2019.

	Three months ended March 31, 2019
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$3,325	$3,325	$—	$3,325
Total net change	$3,325	$3,325	$—	$3,325

MVC shortfall payment adjustments:
Williston Basin	$821	$8,450	$(5,549)	$2,901
Piceance Basin	7,179	7,723	(103)	7,620
Barnett Shale	—	—	1,453	1,453
Marcellus Shale	1,222	1,222	—	1,222
Total MVC shortfall payment adjustments	$9,222	$17,395	$(4,199)	$13,196

Total (1)	$12,547	$20,720	$(4,199)	$16,521

__________

(1) Exclusive of Ohio Gathering due to equity method accounting.

Capital Expenditures

Capital expenditures totaled $60.8 million in the first quarter of 2019, including maintenance capital expenditures of $3.3 million. Development activities during the first quarter of 2019 were primarily related to our 60 MMcf/d DJ Basin processing plant, along with approximately $15.8 million of capital expenditures related to our Double E Pipeline Project, which are reported within our Corporate and Other reportable segment.  We expect spend to moderate throughout the balance of the year, with total capital expenditures in 2019 closer to the low end of our 2019 guidance range of $150 million to $175 million.

	Three months ended March 31,
	2019	2018
	(In thousands)
Cash paid for capital expenditures (1):
Utica Shale	$101	$1,020
Williston Basin	8,023	5,888
DJ Basin	28,356	14,260
Permian Basin	7,057	16,145
Piceance Basin	1,226	2,644
Barnett Shale (2)	(118)	37
Marcellus Shale	102	487
Total reportable segment capital expenditures	44,747	40,481
Corporate and Other	16,101	297
Total cash paid for capital expenditures	$60,848	$40,778

__________

(1)	Excludes cash paid for capital expenditures by Ohio Gathering due to equity method accounting.
(2)	For the three months ended March 31, 2019, the amount includes vendor reimbursements of $1.1 million.

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Capital & Liquidity

As of March 31, 2019, SMLP had $816.0 million of available borrowing capacity under its $1.25 billion revolving credit facility, subject to covenant limits.  Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $1.23 billion (inclusive of $800.0 million of senior unsecured notes), SMLP’s total leverage ratio and senior secured leverage ratio (as defined in the credit agreement) as of March 31, 2019, were 4.28 to 1.0 and 1.50 to 1.0, respectively.

SMLP Financial Guidance

SMLP is affirming its 2019 financial guidance, which is outlined in the table below:

	2019 Financial Guidance
($ in millions)	Low		High
Adjusted EBITDA	$295.0	-	$315.0
Capital Expenditures (1)	$150.0	-	$175.0
Maintenance Capital Expenditures	$15.0	-	$25.0
Distribution Coverage Ratio	1.75x	-	1.95x
(1)	Includes maintenance capital expenditures.

Deferred Purchase Price Obligation

The consideration for the 2016 Drop Down consisted of an initial cash payment on March 3, 2016, and the DPPO, which will be paid no later than December 31, 2020.  At the discretion of the board of directors of SMLP’s general partner, the DPPO can be made in either cash or SMLP common units, or a combination thereof.

In the first quarter of 2019, the Contribution Agreement associated with the 2016 Drop Down was amended to incorporate (i) a $100.0 million prepayment of the DPPO, which was paid in April 2019 and (ii) an agreement to fix the remaining obligation due in 2020 at $303.5 million.

Quarterly Distribution

On April 25, 2019, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.2875 per unit on all of its outstanding common units, or $1.15 per unit on an annualized basis, for the quarter ended March 31, 2019.  This distribution will be paid on May 15, 2019, to unitholders of record as of the close of business on May 8, 2019.

First Quarter 2019 Earnings Call Information

SMLP will host a conference call at 10:00 a.m. Eastern on Friday, May 10, 2019, to discuss its quarterly operating and financial results.  Interested parties may participate in the call by dialing 847-585-4405 or toll-free 888-771-4371 and entering the passcode 48480413.  The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.

A replay of the conference call will be available until May 24, 2019, at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 48480413#.  An archive of the conference call will also be available on SMLP's website.

Upcoming Investor Conferences

Members of SMLP’s senior management team will attend the 2019 MLP & Energy Infrastructure Conference in Las Vegas, Nevada on May 14-16, 2019 and the SunTrust Robinson Humphrey Midstream Summit in New York, New York on June 12, 2019.  The presentation materials associated with these events will be accessible through the Investors section of SMLP’s website at www.summitmidstream.com prior to the beginning of the conferences.

Use of Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and distributable cash flow, each a non-GAAP financial measure.  We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, the change in the Deferred Purchase Price Obligation fair value, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, less interest income, income tax benefit, income (loss) from equity method investees and other noncash income or gains.  We define distributable

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cash flow as adjusted EBITDA plus cash interest received and cash taxes received, less cash interest paid, senior notes interest adjustment, distributions to Series A Preferred unitholders, Series A Preferred units distribution adjustment, cash taxes paid and maintenance capital expenditures.  Because adjusted EBITDA and distributable cash flow may be defined differently by other entities in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other entities, thereby diminishing their utility.

Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA and distributable cash flow are used as supplemental financial measures by external users of our financial statements such as investors, commercial banks, research analysts and others.

Adjusted EBITDA is used to assess:

•	the ability of our assets to generate cash sufficient to make cash distributions and support our indebtedness;
•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•

the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Distributable cash flow is used to assess:

•	the ability of our assets to generate cash sufficient to make future cash distributions and
•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

Both of these measures have limitations as analytical tools and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  For example:

•

certain items excluded from adjusted EBITDA and distributable cash flow are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;

•	adjusted EBITDA and distributable cash flow do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	adjusted EBITDA and distributable cash flow do not reflect changes in, or cash requirements for, our working capital needs; and
•

although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA and distributable cash flow do not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.  Reconciliations of GAAP to non-GAAP financial measures are attached to this press release.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items

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are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

About Summit Midstream Partners, LP

SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.  SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado and Utah.  SMLP also owns an ownership interest in Ohio Gathering, which is developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in The Woodlands, Texas.

About Summit Midstream Partners, LLC

Summit Midstream Partners, LLC (“Summit Investments”) beneficially owns a 41.8% limited partner interest in SMLP and indirectly owns and controls the non-economic general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company controlled by Energy Capital Partners II, LLC, and certain of its affiliates. An affiliate of Energy Capital Partners II, LLC directly owns an 7.2% limited partner interest in SMLP.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results.  An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2019, and as amended and updated from time to time. Any forward-looking statements in this press release, including forward-looking statements regarding 2019 financial guidance or financial or operating expectations for 2019, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments.  These items are inherently uncertain and depend on various factors, many of which are beyond our control.  As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2019	2018
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$5,300	$4,345
Accounts receivable	91,978	97,936
Other current assets	2,812	3,971
Total current assets	100,090	106,252
Property, plant and equipment, net	1,873,929	1,963,713
Intangible assets, net	258,711	273,416
Goodwill	16,211	16,211
Investment in equity method investees	640,226	649,250
Other noncurrent assets	11,423	11,720
Total assets	$2,900,590	$3,020,562

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$28,324	$38,414
Accrued expenses	20,610	21,963
Due to affiliate	320	240
Deferred revenue	11,639	11,467
Ad valorem taxes payable	3,818	10,550
Accrued interest	15,397	12,286
Accrued environmental remediation	2,129	2,487
Other current liabilities	12,858	12,645
Deferred Purchase Price Obligation	100,000	—
Total current liabilities	195,095	110,052
Long-term debt	1,226,146	1,257,731
Noncurrent Deferred Purchase Price Obligation	288,361	383,934
Noncurrent deferred revenue	41,203	39,504
Noncurrent accrued environmental remediation	3,126	3,149
Other noncurrent liabilities	7,626	4,968
Total liabilities	1,761,557	1,799,338

Series A Preferred Units	300,741	293,616
Common limited partner capital	838,292	902,358
General Partner interests	—	25,250
Total partners' capital	1,139,033	1,221,224
Total liabilities and partners' capital	$2,900,590	$3,020,562

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2019	2018
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$86,964	$84,361
Natural gas, NGLs and condensate sales	37,928	26,117
Other revenues	6,516	6,842
Total revenues	131,408	117,320
Costs and expenses:
Cost of natural gas and NGLs	31,759	20,286
Operation and maintenance	24,222	24,604
General and administrative	17,281	14,385
Depreciation and amortization	27,727	26,677
Transaction costs	950	57
Gain on asset sales, net	(961)	(74)
Long-lived asset impairment (1)	44,951	—
Total costs and expenses	145,929	85,935
Other income (expense), net	209	(7)
Interest expense	(17,527)	(15,122)
Deferred Purchase Price Obligation	(4,427)	(21,658)
Loss before income taxes and (loss) income from equity method investees	(36,266)	(5,402)
Income tax (expense) benefit	(207)	171
(Loss) income from equity method investees	(441)	1,386
Net loss	$(36,914)	$(3,845)

Loss per limited partner unit:
Common unit – basic	$(0.58)	$(0.18)
Common unit – diluted	$(0.58)	$(0.18)

Weighted-average limited partner units outstanding:
Common units – basic	75,793	73,134
Common units – diluted	75,793	73,134

__________

(1) Associated with our decision to idle our existing 20 MMcf/d DJ Basin processing plant in conjunction with the commissioning of our new 60 MMcf/d DJ Basin processing plant, and to decommission an underutilized Barnett Shale compressor station.

EX 99.1-10

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three months ended March 31,
	2019	2018
	(Dollars in thousands)
Other financial data:
Net loss	$(36,914)	$(3,845)
Net cash provided by operating activities	$52,711	$51,210
Capital expenditures	$60,848	$40,778
Adjusted EBITDA	$68,970	$70,309
Distributable cash flow	$40,228	$44,151
Distributions declared (1)	$23,775	$45,216
Distribution coverage ratio (2)	1.69x	0.98x

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,462	1,737
Aggregate average daily throughput – liquids (Mbbl/d)	103.0	85.0

Ohio Gathering average daily throughput (MMcf/d) (3)	711	771

__________

(1) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended March 31, 2019, represents the distributions declared in April 2019 to be paid in May 2019.

(2) Distribution coverage ratio calculation for the three months ended March 31, 2019 and 2018 is based on distributions declared to common unitholders in respect of the first quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

(3) Gross basis, represents 100% of volume throughput for Ohio Gathering, based on a one-month lag.

EX 99.1-11

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENT ADJUSTED EBITDA

TO ADJUSTED EBITDA

	Three months ended March 31,
	2019	2018
	(In thousands)
Reportable segment adjusted EBITDA (1):
Utica Shale	$6,193	$8,715
Ohio Gathering (2)	9,210	10,477
Williston Basin	18,734	15,970
DJ Basin	2,673	1,321
Permian Basin	(550)	—
Piceance Basin	25,999	27,914
Barnett Shale	11,374	9,859
Marcellus Shale	5,142	6,676
Total	$78,775	$80,932
Less Corporate and Other (3)	9,805	10,623
Adjusted EBITDA	$68,970	$70,309

__________

(1) We define segment adjusted EBITDA as total revenues less total costs and expenses; plus (i) other income excluding interest income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) unit-based and noncash compensation, (vi) change in the Deferred Purchase Price Obligation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.

(2) Represents our proportional share of adjusted EBITDA for Ohio Gathering, based on a one-month lag.  We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest in Ohio Gathering during the respective period.

(3) Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items, natural gas and crude oil marketing services, interest expense and a change in the Deferred Purchase Price Obligation.

EX 99.1-12

EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2019	2018
	(In thousands)
Reconciliations of net income or loss to adjusted EBITDA and distributable cash flow:
Net loss	$(36,914)	$(3,845)
Add:
Interest expense	17,527	15,122
Income tax expense (benefit)	207	(171)
Depreciation and amortization (1)	28,116	26,526
Proportional adjusted EBITDA for equity method investees (2)	9,210	10,477
Adjustments related to MVC shortfall payments (3)	(4,199)	—
Adjustments related to capital reimbursement activity (4)	(715)	40
Unit-based and noncash compensation	2,526	1,962
Deferred Purchase Price Obligation (5)	4,427	21,658
Gain on asset sales, net	(961)	(74)
Long-lived asset impairment	44,951	—
Other, net (6)	4,354	—
Less:
(Loss) income from equity method investees	(441)	1,386
Adjusted EBITDA	$68,970	$70,309
Less:
Cash interest paid	15,229	12,207
Senior notes interest adjustment (7)	3,063	3,063
Series A Preferred units distribution adjustment (8)	7,125	7,125
Maintenance capital expenditures	3,325	3,763
Distributable cash flow	$40,228	$44,151

Distributions declared (9)	$23,775	$45,216

Distribution coverage ratio (10)	1.69x	0.98x

__________

(1) Includes the amortization expense associated with our favorable and unfavorable gas gathering contracts as reported in other revenues.

(2) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(3) For the three months ended March 31, 2019, adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(4) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(5) Deferred Purchase Price Obligation represents the change in the present value of the Deferred Purchase Price Obligation.

(6) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the three months ended March 31, 2019, $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring we completed during the quarter.

(7) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(8) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

EX 99.1-13

EXHIBIT 99.1

(9) Represents distributions declared to common unitholders in respect of a given period. For example, for the three months ended March 31, 2019, represents the distributions declared in April 2019 to be paid in May 2019.

(10) Distribution coverage ratio calculation for the three months ended March 31, 2019 and 2018 is based on distributions declared in respect of the first quarter of 2019 and 2018. Represents the ratio of distributable cash flow to distributions declared.

EX 99.1-14

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended March 31,
	2019	2018
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:
Net cash provided by operating activities	$52,711	$51,210
Add:
Interest expense, excluding amortization of debt issuance costs	16,447	14,082
Income tax expense (benefit)	207	(171)
Changes in operating assets and liabilities	303	4,315
Proportional adjusted EBITDA for equity method investees (1)	9,210	10,477
Adjustments related to MVC shortfall payments (2)	(4,199)	—
Adjustments related to capital reimbursement activity (3)	(715)	40
Other, net (4)	4,354	—
Less:
Distributions from equity method investees	8,583	9,644
Noncash lease expense	765	—
Adjusted EBITDA	$68,970	$70,309
Less:
Cash interest paid	15,229	12,207
Senior notes interest adjustment (5)	3,063	3,063
Series A Preferred units distribution adjustment (6)	7,125	7,125
Maintenance capital expenditures	3,325	3,763
Distributable cash flow	$40,228	$44,151

__________

(1) Reflects our proportionate share of Ohio Gathering adjusted EBITDA, based on a one-month lag.

(2) For the three months ended March 31, 2019, adjustments related to MVC shortfall payments are recognized in gathering services and related fees.

(3) Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).

(4) Represents items of income or loss that we characterize as unrepresentative of our ongoing operations, including, in the three months ended March 31, 2019, $3.4 million of severance expense associated with our former Chief Executive Officer and $0.9 million of transaction costs associated with the Equity Restructuring transaction we completed during the quarter.

(5) Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the $300.0 million 5.5% senior notes is paid in cash semi-annually in arrears on February 15 and August 15 until maturity in August 2022.  Interest on the $500.0 million 5.75% senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025.

(6) Series A Preferred unit distribution adjustment represents the net of distributions paid and accrued on the Series A Preferred units. Distributions on the Series A Preferred units are paid in cash semi-annually in arrears on June 15 and December 15 each year, through and including December 15, 2022, and, thereafter, quarterly in arrears on the 15th day of March, June, September and December of each year.

Contact:  Blake Motley, Vice President of Strategy and Head of Investor Relations, 832-930-7539, ir@summitmidstream.com

SOURCE: Summit Midstream Partners, LP